Exhibit 99.1

Press Release	For Further Information: R. Troy Dewar, CFA Vice President, Investor Relations (203) 740-5610 tdewar@photronics.com

Photronics Reports First Quarter Fiscal 2019 Results

•	First quarter 2019 revenue was $124.7 million, up 1% year-over-year and down 14% sequentially

•	Net income attributable to Photronics, Inc. shareholders was $5.3 million, or $0.08 per diluted share

•	Cash balance was $232 million, with capital expenditures of $107 million as China investments peaked

•	Repurchased 1.1 million shares for $10.7 million; cumulative repurchase of 3.7 million shares for $33.8 million since July 2018[1]

•	Second quarter 2019 guidance: revenue between $125 and $135 million with diluted EPS between $0.03 and $0.10

BROOKFIELD, Conn. February 21, 2019 (GLOBE NEWSWIRE) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported financial results for its fiscal 2019 first quarter ended January 27, 2019.

First quarter revenue was $124.7 million, 1% better than the same quarter last year and 14% lower than the previous quarter. Integrated circuit (IC) revenue was $94.9 million, down 1% compared with last year and 14% sequentially. Flat panel display (FPD) revenue was $29.8 million, up 7% compared with last year and down 12% sequentially.

Net income attributable to Photronics, Inc. shareholders was $5.3 million ($0.08 per diluted share), compared with $5.9 million ($0.09 per diluted share) for the first quarter of 2018 and $12.5 million ($0.18 per diluted share) for the fourth quarter of 2018.

"First quarter revenue met our expectations as strong results in AMOLED displays in China were somewhat offset by anticipated impact of seasonal softness, macroeconomic headwinds, and six fewer days than the fourth quarter of 2018,” said Peter Kirlin, chief executive officer. “We saw weaker demand in IC, for both high-end and mainstream, due to semiconductor industry macro headwinds and seasonal softness. For FPD, AMOLED demand was solid once again as new product development and introduction continues. Pressure from lower revenue and startup expenses in China resulted in overall gross and operating margin of 20.9% and 6.5%, respectively. Cash balance at the end of the quarter was $232 million as we invested $107 million in capital expenditures, primarily for China. Work on our new China facilities is progressing and we anticipate production to begin in Hefei during the second quarter.”

Second Quarter 2019 Guidance

For the second quarter of 2019, Photronics expects revenue to be between $125 million and $135 million, and net income attributable to Photronics, Inc. shareholders to be between $0.03 and $0.10 per diluted share.

Conference Call

A conference call to discuss these results is scheduled for 8:30 a.m. Eastern time on Thursday, February 21, 2019. The call can be accessed by logging onto Photronics' web site at www.photronics.com.  The live dial-in number is (877) 377-7095 or (408) 774-4601 outside of the United States and Canada. The call will be archived on Photronics’ web site for instant replay access.

1.	The October 2018 share repurchase program of $25 million has concluded.

About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel display substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, political, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, and similar expressions.  Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.